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                                                                    EXHIBIT 99.1

For Immediate Release



                   AMEDISYS ACQUIRES SEVEN HOME CARE AGENCIES
                             FROM SETON HOME HEALTH

              ACQUISITION OF HOME CARE OPERATIONS ALLOWS COMPANY TO
                    PROVIDE HOME NURSING SERVICES THROUGHOUT
                                STATE OF ALABAMA

BATON ROUGE, Louisiana (April 9, 2001) - Amedisys, Inc. (OTC BB: "AMED"), one of America's leading home health nursing companies, today announced that it has purchased seven home care agencies from Seton Home Health Services, Inc. The purchase price was $2,800,000.

Five of the agencies are located in the greater Birmingham metropolitan area, and the remaining two are located in Mobile and Fairhope, Alabama.

"We are very pleased to complete these acquisitions, which will allow us to provide home nursing services throughout the State of Alabama," stated William
F. Borne, Chairman and Chief Executive Officer of Amedisys, Inc. "We had previously operated four home care offices in Alabama, but Birmingham was a key market that was unserved by Amedisys prior to our acquisition of these agencies. The acquired agencies serve patients in areas that are contiguous to our existing service areas. By expanding our service coverage throughout the state, Amedisys is in an excellent position to bid on statewide contracts with managed care organizations."

"Alabama is one of the eight core states in the southeastern U.S. where Amedisys is a leading provider of home nursing care. The newly acquired agencies in Alabama should contribute $12-$14 million to our annualized revenues and will greatly strengthen our network of referring physicians in the state."

"We believe that a growing number of hospital systems will seek to sell their home care agencies in the coming months, due to changes in our industry which resulted from the implementation of Medicare's new Prospective Payment System in October, 2000," continued Borne. "Amedisys has developed a strategic acquisition program targeting agencies that can expand the geographic scope of our services or fill in gaps within our present market areas. A rapidly aging population, along with pressures upon America's health care system to provide quality care at reasonable costs, assures that demand for home nursing services will grow significantly in coming years. Amedisys intends to pursue both internal and external growth opportunities in this environment."

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Amedisys, Inc., a leading multi-regional provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the OTC Bulletin Board under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

    Additional information on this Company can be found on the World Wide Web

                             http://www.amedisys.com

                    For further information, please contact:

             John Joffrion, Senior Vice President at (225) 292-2031
                                       or
    RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893
                      or via e-mail at info@rjfalkner.com